Consent of Independent Registered Public Accounting Firm	EXHIBIT 23.2

We consent to the incorporation by reference of our report dated February 11, 2019 (February 14, 2020 as to the change in method of accounting for inventories discussed in Notes 1 and 11, the effects of discontinued operations, common control transactions and the reverse stock split discussed in Note 1, and the change in reportable segments discussed in Note 24) relating to the consolidated financial statements of DuPont de Nemours, Inc. and subsidiaries, appearing in this Annual Report on Form 10-K of DuPont de Nemours, Inc. for the year ended December 31, 2019, in the following Registration Statements of DuPont de Nemours, Inc.

Form S-3:
No.        333-227202

Form S-8:
Nos.        333-231864
333-220330
333-220324

/s/ DELOITTE & TOUCHE LLP
Deloitte & Touche LLP
Midland, Michigan
February 14, 2020